Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 28, 2010 - Covenant Transportation Group, Inc.  (NASDAQ/GS:CVTI) announced today financial and operating results for the quarter ended March 31, 2010. Highlights for the first quarter included the following:

•	Freight revenue of $129.3 million, an increase of 5.9% compared with the first quarter of 2009;
•	Operating income of $1.8 million and an operating ratio of 98.6%, compared with an operating loss of $5.1 million and an operating ratio of 104.2% in the first quarter of 2009;
•	Net loss of $2.2 million, or ($0.15) per basic and diluted share, compared with a net loss of $5.5 million, or ($0.39) per basic and diluted share in the first quarter of 2009.

Financial and Operating Results
For the first quarter of 2010, total revenue increased 13.6%, to $152.0 million from $133.8 million in the same quarter of 2009.  Freight revenue, which excludes fuel surcharge revenue, increased 5.9%, to $129.3 million in the first quarter of 2010 from $122.1 million in the first quarter of 2009.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported a net loss of $2.2 million, or ($0.15) per basic and diluted share, in the first quarter of 2010.  This compares with a net loss of $5.5 million, or ($0.39) per basic and diluted share, for the first quarter of 2009.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Total revenue in our asset-based business increased $18.8 million, or 15.3%, for the first quarter of 2010 from the first quarter of 2009.  Of this increase, $11.0 million related to higher fuel surcharge revenue.  The remaining $7.8 million related to an approximately 9.2% increase in average freight revenue per tractor per week due to improved demand and strong economic activity.  However, we are starting to sense a modest tightening in the driver market, as tractors were slightly more difficult to seat in April. Increased utilization was partially offset by a 2.5% reduction in average tractors in our fleet versus the 2009 quarter.  Our average miles per tractor increased 11.7% compared with the first quarter of 2009, despite adverse weather conditions. Average freight revenue per total mile decreased 2.3% compared with the first quarter of 2009, primarily due to a 10.0% increase in our average length of haul.  We were able to reduce our empty miles by approximately 100 basis points. As a result of the foregoing, the first quarter of 2010 produced the highest first quarter revenue per truck since being public in 1994.

We continued to address cost controls and efficiency measures in the quarter.  Through reduced empty miles, reduced broker freight dependency, improved miles per gallon, and effective fuel hedge activities, we were able to largely mitigate the rising cost of fuel, resulting in a half cent per mile increase in our cost of fuel, net of fuel surcharge revenue, which is the equivalent of only an additional $0.03/share cost in the first quarter of 2010 versus the first quarter of 2009. We sustained overall compensation reductions while achieving a new record high ratio of tractors per non-driver employee, a sequential improvement over our prior best from the fourth quarter of 2009. We continued to benefit from consolidating maintenance facilities and maintenance supervision amongst our subsidiaries last year, utilizing best practices across these facilities, and maintaining a young tractor fleet, which resulted in a reduction in maintenance costs per mile as compared to the first quarter of 2009.  Our expenses were reduced by some communications and property tax expense credits during the quarter. These achievements more than offset the 2.9 cent per mile increase to our insurance and claims expense. Although our driver and safety teams achieved historically low reportable accidents per million miles for the first quarter of 2010, we experienced a small number of severe accidents. We also finalized our insurance renewal effective April 1st that resulted in a reduction in our self-insured retention limit for the primary layer of casualty claims to no more than $1.0 million from the $4.0 million self-insured retention limit we have had for a number of years. We expect this new structure to have a minimal impact on our insurance and claims expense with less volatility in the primary layers, assuming the same level of average historical claims.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary improved its profitability over the 2009 quarter, despite a reduction in revenue. For the quarter, Solutions’ total revenue decreased 4.9%, to $10.2 million from $10.8 million in the same quarter of 2009.  Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 3.6% compared to the 2009 quarter.  Our gross margin improved as purchased transportation was 84.5% of total revenue in the current quarter, down slightly from 84.7% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue decreased to 11.5% of total revenue in the first quarter from 16.9% of total revenue in the first quarter of 2009, as we continue to monitor our costs. We believe we have built a strong brokerage service offering with a solid infrastructure to support our customers and our agents for many years as we look at growing this segment of our business again.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At March 31, 2010, our total balance sheet debt and capital lease obligations, net of cash, was $188.5 million and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $63.7 million, including the residual value guarantees under those leases.  At March 31, 2010, our stockholders’ equity was $92.9 million, and our tangible book value was $79.7 million, or $5.61 per share.  Since the end of 2009, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $14.3 million, while the present value of financing provided by operating leases has decreased by approximately $9.4 million.  At March 31, 2010, our ratio of net debt to total capitalization was 67.0%.

“Our annual tractor fleet plan for 2010 has not changed and we still expect to purchase approximately 900 tractors and dispose of approximately 900 tractors, for anticipated full-year net capital expenditures of approximately $60 million to $70 million.  With an average fleet age of 24 months, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.

“Aided by an $8.7 million tax refund received in March, we had $45.5 million of available borrowing capacity under our revolving credit facility and were in compliance with our financial covenant at March 31, 2010.  In addition, we have financing available from the captive financial subsidiaries of our main tractor suppliers to fund our expected tractor purchases in 2010.”

The Company will host a conference call tomorrow, April 29, 2010, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 47581938.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the expected cost impact of our insurance renewal, the strength of our brokerage offering and the ability of that offering to support our customers and agents, equipment purchases and disposals, net capital expenditures, and our flexibility to manage our fleet are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implements new driver standards and modifies the methodology for determining a carriers’ DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, SVP and Chief Financial Officer criric@covenanttransport.com	(423) 463-3331
For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2010	2009	% Change
Freight revenue	$129,336	$122,129	5.9%
Fuel surcharge revenue	22,675	11,647
Total revenue	$152,011	$133,776	13.6%

Operating expenses
Salaries, wages, and related expenses	52,210	54,819
Fuel expense	42,158	29,132
Operations and maintenance	8,708	9,115
Revenue equipment rentals and
purchased transportation	17,639	18,401
Operating taxes and licenses	2,329	3,060
Insurance and claims	8,980	5,921
Communications and utilities	834	1,665
General supplies and expenses	4,755	5,792
Depreciation and amortization, including gains and
losses on disposition of equipment	12,582	11,016
Total operating expenses	150,195	138,921
Operating income (loss)	1,816	(5,145)
Other (income) expenses:
Interest expense	3,954	2,876
Interest income	(2)	(51)
Other	(47)	(31)
Other expenses, net	3,905	2,794
Loss before income taxes	(2,089)	(7,939)
Income tax expense (benefit)	87	(2,396)
Net loss	$(2,176)	$(5,543)

Basic & diluted loss per share	$(0.15)	$(0.39)
Basic & diluted weighted average shares outstanding (000s)	14,191	14,049

	Three Months Ended March 31,
	2010	2009	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$119,088	$111,349	7.0%
Covenant Transport Solutions non-asset based revenues	10,248	10,780	-4.9%
Freight revenue	$129,336	$122,129	5.9%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.400	$1.448	-3.3%
Average freight revenue per total mile	$1.263	$1.293	-2.3%
Average freight revenue per tractor per week	$3,009	$2,756	9.2%
Average miles per tractor per period	30,621	27,412	11.7%
Weighted avg. tractors for period	3,079	3,159	-2.5%
Tractors at end of period	3,082	3,086	-0.1%
Trailers at end of period	7,983	8,289	-3.7%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2010	12/31/2009
Total assets	$392,853	$398,312
Total equity	$92,923	$94,675
Total balance sheet debt, net of cash	$188,542	$202,798
Net Debt to Capitalization Ratio	67.0%	68.2%
Tangible book value per share	$5.61	$5.73

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